Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT dated as of January 18, 2010 (this "Amendment"), is entered into by and between Louis E. Ryan (hereinafter called "Employee"), and St. Bernard Software, Inc. (hereinafter the "Employer"), with reference to the following:

RECITALS

WHEREAS, Employee and Employer entered into that certain Employment Agreement made as of January 15, 2009 (the “Agreement”);

WHEREAS, Employee and Employer desire by this Amendment to amend, modify and supplement the Agreement as set forth herein, effective January 1, 2010 (the “Amendment Effective Date”).

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Amendment, Employee and Employer hereby agree as follows:

1.         Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2.         Compensation, Benefits and Reviews.

(a) Commencing on the Amendment Effective Date, Paragraphs 2(a) and 2(b) of the Agreement are amended and restated in their entirety to read as follows:

“2(a) Pay Employee's salary by check or direct deposit in accordance with Employer's regular salary payment schedule, which shall be paid at the rate of $11,458 twice per month, (which equates to an annualized amount of $275,000) before deductions made at Employee's request, if any, and for deductions required by federal, state and local law.

2(b) Pay Employee a quarterly performance bonus (if any), not to exceed $50,000 in the aggregate, based on specific performance targets set forth in the bonus plan established by the board of directors and attached hereto as Exhibit C.”

(b) Commencing on the Amendment Effective Date, Exhibit C to the Agreement is replaced in its entirety with the 2010 Performance Bonus Plan (the “Plan”), attached to this Amendment as Exhibit A.

(c) Employer will grant Employee 100,000 non-qualified stock options to vest over a three (3) year period with one third (1/3) vesting on the first anniversary of the date of the grant and the remainder two thirds (2/3) vesting over the remaining two (2) years on a monthly basis thereafter (such shares to vest on the first day of each month thereafter until such shares are vested in full).  The stock options’ exercise price will be priced at the closing share price on the date of grant and will be subject to Employee signing Employer’s form stock option agreement. The stock options shall be governed by the St. Bernard Software, Inc. 2005 Stock Option Plan, as it may be amended from time to time.

(d) Commencing on the Amendment Effective Date, Paragraphs 3(a) and 3(b) of the Agreement are amended and restated in their entirety to read as follows:

“3) Term and Termination. The term of this Amendment shall be for a period of twelve months (the “Extended Term”). Unless the parties enter into a new contract before the expiration of the Extended Term (i.e. December 31, 2010) then Employee’s employment shall continue on an “at-will” basis.  Notwithstanding anything herein to the contrary in this paragraph, starting on July 1, 2010, either party may terminate this agreement by providing the other party with thirty (30) days prior written notice

b)Termination Without Cause and Change of Control.   In the event that during the Extended Term Employee shall be terminated by Employer without “Cause” or terminated following a Change of Control (as defined below) or if the Board of Directors appoints a permanent Chief Executive Officer to replace Employee, then Employee shall receive from Employer, with appropriate deductions and withholdings, the compensation required by Paragraph 2(a) for the remaining term of the Initial Term (the “Severance Period”) following the date of such termination (the “Severance”), plus all accrued but unpaid salary and vacation time and any applicable quarterly bonus which has been earned but not yet paid to the date of termination.  In addition, in the event that during the Extended Term Employee shall be terminated by Employer without “Cause” or following a Change of Control or if the Board of Directors appoints a permanent Chief Executive Officer to replace Employee, then the vesting of all of Employee’s unvested stock options shall immediately accelerate and be fully vested. In no event will the Severance Period be longer than six (6) months.  The foregoing Severance shall be reduced by the amount of any other compensation earned by the Employee during the Severance Period as a result of his employment. Employee’s eligibility for Severance is conditioned on Employee having first signed a release agreement in the form attached as Exhibit B and a termination certificate as provided for in Paragraph 4 in the form of Exhibit A.”

3. Original Agreement. Except as specifically herein amended, the Agreement is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Agreement and this Amendment, this Amendment shall control.

4. Entire Agreement.  This Amendment coupled with the Agreement contain the entire agreement between Employer and Employee relating to Employee’s employment with Employer, and they supersede all previous agreements, whether oral or written.

5.  Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first referenced above.

“Employee”

Dated: January 19, 2010

By: /s/ Louis E. Ryan
Print Name: Louis E. Ryan
Its: (title) Chief Executive Officer and Chairman of Board of Directors

“Employer”

St. Bernard Software, a Delaware corporation

Dated: January 19, 2010

By: /s/ Humphrey P. Polanen
Print Name: Humphrey P. Polanen
Its: (title) Director

Exhibit A
PERFORMANCE BONUS PLAN

Total Revenue Targets for 2010 (Subscription Revenues and Appliance Revenues):

Quarter	Q1 2010	Q2 2010	Q3 2010	Q4 2010
Target Revenues	$TQ1	$TQ2	$TQ3	$TQ4
Target Bonus	$9,375	$9,375	$9,375	$9,375

Employee shall be entitled to a quarterly bonus, not to exceed $9,375 per quarter, if, during the Initial Term of Employee’s Employment Agreement, St. Bernard Software, Inc. (the “Company”) achieves actual quarterly total revenues of eighty percent (80%) or more of the quarterly revenue targets listed above.   If during any quarter the Company actual total revenue is 100% or more of the revenue target for a particular quarter, then Employee shall be entitled to 100% of the target revenue bonus, or $9,375 for that quarter.  If the Company achieves 80% of the revenue target for a particular quarter, then Employee shall be entitled to 80% of the targeted revenue bonus, or $7,500 ($9,375 x 0.80), and anything above 80% will be prorated.  So by way of example, if the Company achieves 95% of the revenue target for a particular quarter, then Employee shall be entitled to 95% of the targeted revenue bonus, or $8,902.25 ($9375 x 0.95).  No bonus will be paid in a quarter if the actual revenue for that quarter is less than eighty percent (80%) of the revenue target for that quarter.

Operating Income Targets for 2010:

Quarter	Q1 2010	Q2 2010	Q3 2010	Q4 2010
Target Income(Loss) from Operations	$TQ1	$TQ2	$TQ3	$TQ4
Target Bonus	$3,125	$3,125	$3,125	$3,125

Employee shall be entitled to a quarterly bonus of $3,125 per quarter if, during the Initial Term of Employee’s Employment Agreement, the Company achieves (i) actual quarterly loss from operations equal to or less than of the quarterly loss from operations targets for Q1, Q2, Q3, and Q4, or (ii) actual quarterly profit from operations that is equal to higher than of the quarterly profit from operations target for Q1, Q2, Q3, and Q4.